Exhibit 99.1
FICO Announces Earnings of $5.16 per Share
for Second Quarter Fiscal 2024

Revenue of $434 million vs. $380 million in prior year

BOZEMAN, Mont.--(BUSINESS WIRE)--April 25, 2024--FICO (NYSE:FICO), a leading predictive analytics and decision management software company, today announced results for its second fiscal quarter ended March 31, 2024.

Second Quarter Fiscal 2024 GAAP Results
Net income for the quarter totaled $129.8 million, or $5.16 per share, versus $101.6 million, or $4.00 per share, in the prior year period.

Net cash provided by operating activities for the quarter was $71.0 million versus $89.8 million in the prior year period.

Second Quarter Fiscal 2024 Non-GAAP Results
Non-GAAP Net Income for the quarter was $154.5 million versus $121.4 million in the prior year period. Non-GAAP EPS for the quarter was $6.14 versus $4.78 in the prior year period. Free cash flow was $61.6 million for the current quarter versus $88.3 million in the prior year period. The Non-GAAP financial measures are described in the financial table captioned “Non-GAAP Results” and are reconciled to the corresponding GAAP results in the financial tables at the end of this release.

Second Quarter Fiscal 2024 GAAP Revenue
The company reported revenues of $433.8 million for the quarter as compared to $380.3 million reported in the prior year period.

“We delivered a strong second quarter, posting double-digit growth across all our guided metrics,” said Will Lansing, chief executive officer. “We are pleased to announce that we are raising our full year guidance.”

Revenues for the second quarter of fiscal 2024 for the company’s two operating segments were as follows:
•Scores revenues, which include the company’s business-to-business (B2B) scoring solutions, and business-to-consumer (B2C) solutions, were $236.9 million in the second quarter, compared to $198.5 million in the prior year period, an increase of 19%. B2B revenue increased 28%, driven largely by higher unit prices, which were partially offset by a decrease in mortgage origination volumes. B2C revenue decreased 4% from the prior year period due to lower volumes on myFICO.com business.
•Software revenues, which include the company’s analytics and digital decisioning technology, were $196.9 million in the second quarter, compared to $181.8 million in the prior year period, an increase of 8%, due to increased recurring revenue, partially offset by a decrease in professional services. Software Annual Recurring Revenue was up 14% year-over-year, consisting of 32% platform ARR growth and 8% non-platform growth. Software Dollar-Based Net Retention Rate was 112% at March 31, 2024, with platform software at 126% and non-platform software at 106%.

Outlook
The company is updating its previously provided guidance for fiscal 2024:

	Previous 2024 Guidance	Updated 2024 Guidance
Revenues	$1.675 billion	$1.690 billion
GAAP Net Income	$490 million	$495 million
GAAP EPS	$19.45	$19.70
Non-GAAP Net Income	$566 million	$573 million
Non-GAAP EPS	$22.45	$22.80

The Non-GAAP financial measures are described in the financial table captioned “Reconciliation of Non-GAAP Guidance.”

Company to Host Conference Call
The company will host a webcast on April 25, 2024 at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time) to report its second quarter fiscal 2024 results and provide various strategic and operational updates. The call can be accessed at FICO's web site at www.fico.com/investors. A replay of the webcast will be available at our Past Events page through April 25, 2025.

About FICO

FICO (NYSE: FICO) powers decisions that help people and businesses around the world prosper. Founded in 1956, the company is a pioneer in the use of predictive analytics and data science to improve operational decisions. FICO holds more than 215 US and foreign patents on technologies that increase profitability, customer satisfaction and growth for businesses in financial services, insurance, telecommunications, health care, retail, and many other industries. Using FICO solutions, businesses in more than 100 countries do everything from protecting 2.6 billion payment cards from fraud, to improving financial inclusion, to increasing supply chain resiliency. The FICO® Score, used by 90% of top US lenders, is the standard measure of consumer credit risk in the US and has been made available in over 40 other countries, improving risk management, credit access and transparency.

Learn more at http://www.fico.com

Join the conversation at https://twitter.com/fico & http://www.fico.com/en/blogs/

For FICO news and media resources, visit www.fico.com/news.

FICO is a registered trademark of Fair Isaac Corporation in the US and other countries.

Statement Concerning Forward-Looking Information
Except for historical information contained herein, the statements contained in this news release that relate to FICO or its business are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the success of the Company’s Software segment’s business strategy, the Company’s ability to continue to develop new and enhanced products and services, the maintenance of its existing relationships and ability to create new relationships with customers and key alliance partners, disruptions and uncertainties with respect to global economic conditions as well as in industries and markets of the Company and its customers, the Company’s ability to keep up with rapidly changing technologies, its ability to recruit and retain qualified personnel, competition, regulatory changes applicable to the use of consumer credit and other data, the failure to protect such data, the failure to realize the anticipated benefits of any acquisitions, or divestitures, and material adverse developments in global economic conditions or the occurrence of certain other world events such as geopolitical tensions, military conflicts, the level and volatility of interest rates, the level of inflation, the continuing effects of the COVID-19 pandemic, an actual recession or fears of a recession, trade policies and tariffs, and political and governmental instability. Additional information on these risks and uncertainties and other factors that could affect FICO's future results are described from time to time in FICO's SEC reports, including its Annual Report on Form 10-K for the year ended September 30, 2023 and its subsequent filings with the SEC. If any of these risks or uncertainties materializes, FICO's results could differ materially from its expectations. Investors are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made. FICO disclaims any intent or obligation to update these forward-looking statements, whether as a result of new information, future events or otherwise.

FAIR ISAAC CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	March 31, 2024	September 30, 2023
	(In thousands)
Assets
Current assets:
Cash and cash equivalents	$135,667	$136,778
Accounts receivable, net	469,025	387,947
Prepaid expenses and other current assets	36,780	31,723
Total current assets	641,472	556,448
Marketable securities and investments	42,659	34,237
Property and equipment, net	27,224	10,966
Operating lease right-of-use assets	28,283	25,703
Goodwill and intangible assets, net	776,743	774,244
Other assets	186,736	173,683
Total assets	$1,703,117	$1,575,281
Liabilities and Stockholders’ Deficit
Current liabilities:
Accounts payable and other accrued liabilities	$87,771	$78,487
Accrued compensation and employee benefits	68,805	102,471
Deferred revenue	143,544	136,730
Current maturities on debt	15,000	50,000
Total current liabilities	315,120	367,688
Long-term debt	2,028,652	1,811,658
Operating lease liabilities	20,558	23,903
Other liabilities	74,447	60,022
Total liabilities	2,438,777	2,263,271

Stockholders’ deficit	(735,660)	(687,990)
Total liabilities and stockholders’ deficit	$1,703,117	$1,575,281

FAIR ISAAC CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Quarter Ended March 31,		Six Months Ended March 31,
	2024	2023	2024	2023
	(In thousands, except per share data)
Revenues:
On-premises and SaaS software	$177,180	$154,584	$345,848	$299,144
Professional services	19,744	27,175	41,023	49,497
Scores	236,885	198,507	428,997	376,495
Total revenues	433,809	380,266	815,868	725,136
Operating expenses:
Cost of revenues	86,946	79,806	170,407	156,375
Research and development	40,880	40,266	83,515	76,899
Selling, general and administrative	110,867	100,158	215,196	193,153
Amortization of intangible assets	275	275	550	550
Gain on product line asset sale	—	—	—	(1,941)
Total operating expenses	238,968	220,505	469,668	425,036
Operating income	194,841	159,761	346,200	300,100
Other expense, net	(22,107)	(22,292)	(42,876)	(44,728)
Income before income taxes	172,734	137,469	303,324	255,372
Provision for income taxes	42,935	35,919	52,460	56,179
Net income	$129,799	$101,550	$250,864	$199,193
Earnings per share:
Basic	$5.23	$4.04	$10.12	$7.94
Diluted	$5.16	$4.00	$9.96	$7.83
Shares used in computing earnings per share:
Basic	24,819	25,116	24,791	25,080
Diluted	25,154	25,419	25,186	25,431

FAIR ISAAC CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Six Months Ended March 31,
	2024	2023
	(In thousands)
Cash flows from operating activities:
Net income	$250,864	$199,193
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	6,178	8,294
Share-based compensation	67,022	56,755
Changes in operating assets and liabilities	(119,159)	(68,391)
Gain on product line asset sale	—	(1,941)
Other, net	(11,750)	(11,666)
Net cash provided by operating activities	193,155	182,244
Cash flows from investing activities:
Purchases of property and equipment	(5,403)	(2,377)
Capitalized internal-use software costs	(5,380)	—
Net activity from marketable securities	(1,257)	(3,384)
Cash transferred, net of proceeds, from product line asset sale	—	(6,126)
Net cash used in investing activities	(12,040)	(11,887)
Cash flows from financing activities:
Proceeds from revolving line of credit and term loan	255,000	228,000
Payments on revolving line of credit and term loan	(74,500)	(158,500)
Proceeds from issuance of treasury stock under employee stock plans	14,937	15,217
Taxes paid related to net share settlement of equity awards	(133,786)	(73,672)
Repurchases of common stock	(243,473)	(184,290)
Other, net	(1,400)	—
Net cash used in financing activities	(183,222)	(173,245)
Effect of exchange rate changes on cash	996	7,457
Increase (decrease) in cash and cash equivalents	(1,111)	4,569
Cash and cash equivalents, beginning of period	136,778	133,202
Cash and cash equivalents, end of period	$135,667	$137,771

FAIR ISAAC CORPORATION
NON-GAAP RESULTS
(Unaudited)

	Quarter Ended March 31,		Six Months Ended March 31,
	2024	2023	2024	2023
	(In thousands, except per share data)
GAAP net income	$129,799	$101,550	$250,864	$199,193
Amortization of intangible assets	275	275	550	550
Gain on product line asset sale	—	—	—	(1,941)
Share-based compensation expense	35,448	27,053	67,022	56,755
Income tax adjustments	(9,096)	(6,818)	(17,011)	(13,732)
Excess tax benefit	(1,934)	(612)	(25,709)	(10,916)
Non-GAAP net income	$154,492	$121,448	$275,716	$229,909

GAAP diluted earnings per share	$5.16	$4.00	$9.96	$7.83
Amortization of intangible assets	0.01	0.01	0.02	0.02
Gain on product line asset sale	—	—	—	(0.08)
Share-based compensation expense	1.41	1.06	2.66	2.23
Income tax adjustments	(0.36)	(0.27)	(0.68)	(0.54)
Excess tax benefit	(0.08)	(0.02)	(1.02)	(0.43)
Non-GAAP diluted earnings per share	$6.14	$4.78	$10.95	$9.04

Free cash flow
Net cash provided by operating activities	$71,035	$89,803	$193,155	$182,244
Capital expenditures	(9,422)	(1,526)	(10,783)	(2,377)
Free cash flow	$61,613	$88,277	$182,372	$179,867

Note: The numbers may not sum to total due to rounding.

About Non-GAAP Financial Measures

To supplement the consolidated GAAP financial statements, the company uses the following non-GAAP financial measures: non-GAAP net income, non-GAAP EPS, and free cash flow. Non-GAAP net income and non-GAAP EPS exclude, to the extent applicable, such items as the impact of amortization expense, share-based compensation expense, restructuring and acquisition-related, excess tax benefit, and adjustment to tax valuation allowance items. Free cash flow excludes capital expenditures. The presentation of these financial measures is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

Management uses these non-GAAP financial measures for financial and operational decision-making and as a means to evaluate period-to-period comparisons. Our management believes these non-GAAP financial measures provide meaningful supplemental information regarding our performance and liquidity by excluding certain items that may not be indicative of recurring business results including significant non-cash expenses. We believe management and investors benefit from referring to these non-GAAP financial measures in assessing our performance when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate management’s internal comparisons to historical performance and liquidity as well as comparisons to our competitors’ operating results. We believe these non-GAAP financial measures are useful to investors because they allow for greater transparency with respect to key measures used by management in its financial and operating decision-making.

FAIR ISAAC CORPORATION
RECONCILIATION OF NON-GAAP GUIDANCE
(Unaudited)

	Previous Fiscal 2024 Guidance	Updated Fiscal 2024 Guidance
	(In millions, except per share data)

GAAP net income	$490	$495
Amortization of intangible assets	1	1
Share-based compensation expense	140	140
Income tax adjustments	(35)	(35)
Excess tax benefit	(30)	(28)
Non-GAAP net income	$566	$573

GAAP diluted earnings per share	$19.45	$19.70
Amortization of intangible assets	0.04	0.04
Share-based compensation expense	5.55	5.57
Income tax adjustments	(1.40)	(1.39)
Excess tax benefit	(1.19)	(1.11)
Non-GAAP diluted earnings per share	$22.45	$22.80

Note: The numbers may not sum to total due to rounding.

About Non-GAAP Financial Measures

To supplement the consolidated GAAP financial statements, the company uses the following non-GAAP financial measures: non-GAAP net income, non-GAAP EPS, and free cash flow. Non-GAAP net income and non-GAAP EPS exclude, to the extent applicable, such items as the impact of amortization expense, share-based compensation expense, restructuring and acquisition-related, excess tax benefit, and adjustment to tax valuation allowance items. Free cash flow excludes capital expenditures. The presentation of these financial measures is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

Management uses these non-GAAP financial measures for financial and operational decision-making and as a means to evaluate period-to-period comparisons. Our management believes these non-GAAP financial measures provide meaningful supplemental information regarding our performance and liquidity by excluding certain items that may not be indicative of recurring business results including significant non-cash expenses. We believe management and investors benefit from referring to these non-GAAP financial measures in assessing our performance when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate management’s internal comparisons to historical performance and liquidity as well as comparisons to our competitors’ operating results. We believe these non-GAAP financial measures are useful to investors because they allow for greater transparency with respect to key measures used by management in its financial and operating decision-making.

Contacts
Investors/Analysts:
Dave Singleton
Fair Isaac Corporation
(800) 459-7125
investor@fico.com